Exhibit 99.2

May 4, 2009

To: Shareholders, Employees and Friends

Hudson Highland Group 2009 First Quarter Financial Results

Market Observations

In the first quarter of 2009, the world saw the expansion of a global recession with an impact that transcended regions and industries. Hudson’s results for the quarter, like the broader staffing industry, reflected this difficult environment, which we expect to continue through 2009.

Two of the most relevant economic indicators for the staffing industry are gross domestic product (GDP) and the rate of unemployment. During the first quarter we saw worsening 2009 year-end forecasts for both indicators in almost all of the regions in which Hudson operates. In the United States, for example, the OECD has reduced its 2009 GDP growth prediction to -4.0 percent from -0.9 percent in November of 2008. Unemployment expectations also deteriorated to 9.1 percent from 7.3 percent in the prior forecast. Similarly, in the Euro area, GDP growth forecasts have declined to -4.1 percent from -0.5 percent in November 2008, with unemployment expected to increase to 10.1 percent from a previously projected 8.6 percent. These trends are consistent with those projected for Asia and Australia.

In past recessions, unemployment trends have lagged recovery in the overall economic condition, peaking after the economy began to rebound. The rate of unemployment is a strong indicator of the demand for permanent recruitment, which represented 43 percent of Hudson’s gross margin in the first quarter of 2009, down from 54 percent in the first quarter of 2008. We expect this “lag effect” to happen with this recession/recovery cycle as well, although at a reduced level for Hudson given its focus on specialized recruitment, which we believe benefits from the global skills shortage.

Our results in the first quarter were reflective of the economic conditions in which we were operating. Hudson generated revenue of $165 million, down 31 percent in constant currency from the prior year period. Permanent recruitment was down 47 percent and temporary contracting was down 27 percent, both in constant currency. Talent management was more resilient, declining 7 percent from the prior year period with strength in outplacement. Every region experienced gross margin declines, with conditions worsening in some regions that had previously fared better, particularly Asia and Continental Europe.

Operating expenses declined $45 million or 38 percent and adjusted EBITDA declined to a loss of $10 million, down from $6.8 million in the prior year period. In general, the first quarter is the weakest quarter of the year due to seasonal factors throughout our markets, particularly in the Southern

Hemisphere. January, which is normally the weakest month of the year, accounted for 83 percent of the adjusted EBITDA loss in the first quarter. March, which is always the strongest month in the first quarter, was profitable although less so than in the prior year period.

Hudson has taken actions to mitigate depressed demand in each of its regions. Across our businesses, first quarter results reflect expense reduction initiatives to mitigate the impact of declining gross margin on adjusted EBITDA. In the first quarter of 2009, over 70 percent of the year-over-year gross margin decline from the prior year period was offset by a reduction in operating expenses, or 65 percent in constant currency. We believe that our restructuring initiatives and the resourcefulness of our people will continue to help protect bottom-line results.

Recent Events

Restructuring Program

During the second quarter of 2009, the company expects to continue to streamline its operations in response to current economic conditions. The company recently increased the size of the 2009 restructuring plan to $11 - $16 million and expects to incur $3 - $5 million of restructuring charges during the second quarter of 2009. First quarter expenses of $5.9 million were related to severance and reorganization in all three regional businesses of the company.

Liquidity and Capital Resources

The company ended the first quarter of 2009 with $35.0 million in net cash, a decrease from $43.9 million at the end of 2008, and excess availability under the credit facility of $5.3 million. The company also received $11.6 million in April 2009 from Heidrick & Struggles, the final earn-out from the sale of Highland Partners.

Share Repurchase Program

On February 4, 2008, the company announced that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. During the first quarter, the company repurchased 243,316 shares at a total cost of approximately $0.7 million. Since the inception of the program, the company has repurchased 1,491,772 shares at a total cost of approximately $8.2 million. As of March 1, 2009, additional stock repurchases are prohibited under the terms of the company’s amended credit agreement.

Regional Highlights

Hudson Americas

In the first quarter of 2009, Hudson Americas revenue was $44 million, down 47 percent from $83 million in the prior year period. Temporary contracting revenue was down 47 percent and permanent recruitment was down 52 percent. Approximately 60 percent of the year-over-year total revenue decline resulted from the contribution of a large legal project in the first quarter of 2008 that began to taper off in April 2008. In the first quarter of 2009, Financial Solutions revenue was down 38 percent and IT&T was down 34 percent, both compared with the prior year period.

Gross margin declined 52 percent in the first quarter, to $11 million from $23 million in the prior year period. Temporary contracting represented 84 percent of gross margin dollars, the same percentage as the first quarter of 2008. Contract gross margin percentage was 21.7 percent, down from 24.0 percent in the prior year period.

Adjusted EBITDA declined $4.4 million in the first quarter, to a loss of $3.2 million from positive $1.2 million in the first quarter of 2008. The region’s cost reduction actions initiated last year and continuing in the first quarter helped offset $7.4 million, or 63 percent of the gross margin decline. Operating expenses declined 35 percent from the prior year period, driven by restructuring actions to consolidate management, reduce operating staff and office support costs. The region incurred $1.6 million of reorganization costs to realign its structure in the first quarter of 2009.

Looking at the trends in the quarter, gross margin dollars increased in each month of the quarter with a pickup in March that was larger than the usual seasonal pickup. After a significant adjusted EBITDA loss in January, the loss in February was reduced and a stronger March generated positive adjusted EBITDA. In each month of the quarter, Hudson Americas offset at least 59 percent of the gross margin decline through expense initiatives.

Hudson Europe

In the first quarter of 2009, Hudson Europe revenue declined 41 percent, to $66 million from $111 million in the prior year period and declined 24 percent on a constant currency basis. Contract revenue declined 12 percent and permanent recruitment was down 43 percent in constant currency. Gross margin declined 48 percent to $31 million from $59 million in the first quarter of 2008 and was down 35 percent in constant currency.

In the UK, revenue declined 25 percent in constant currency in the first quarter of 2009, driven by a 44 percent decline in permanent recruitment and a 17 percent decline in temporary contracting, in constant currency. First quarter results were affected by the continued retrenchment in the financial services sector, the reluctance of candidates to move from existing roles, and longer decision times by clients. Financial services represented about a quarter of the UK business.

In continental Europe, which had previously shown relative stability last year in a challenging environment, demand declined at an accelerated rate in the first quarter of 2009. Revenue was down 22 percent on a constant currency basis, driven primarily by reduced demand for permanent recruitment, which declined 42 percent from the prior year period in constant currency. France experienced a decline in permanent recruitment of 45 percent and Belgium declined 33 percent. These declines were somewhat offset by growth in the temporary contracting business in Belgium and stability in Balance (Netherlands), which was nearly flat to prior year in the first quarter. Both Belgium and Balance achieved adjusted EBITDA profitability in the quarter.

Adjusted EBITDA was a loss of $1.4 million in Europe in the first quarter, down from positive $5.8 million in the first quarter of 2008. Hudson Europe offset 74 percent of its gross margin decline through expense reduction initiatives taken in 2008 and continuing in 2009. For Europe as a whole, operating expenses in the first quarter declined 40 percent. The region incurred $2.4 million of reorganization costs to realign its structure in the first quarter of 2009. We expect to see continued benefits from expense reduction initiatives for the remainder of 2009.

Asia Pacific

In the first quarter of 2009, Hudson Asia Pacific revenue declined 45 percent, to $55 million from $99 million in the prior year period and declined 25 percent in constant currency. Contract revenue was down 16 percent and permanent recruitment declined 52 percent from the prior year period in constant currency, offset by a 7 percent increase in talent management. Gross margin declined 52 percent or 37 percent in constant currency.

In Australia and New Zealand, revenue declined 44 percent or a decline of 22 percent in constant currency, both compared with the prior year period. The temporary contracting business declined 16 percent and permanent recruitment was down 50 percent in constant currency. Slower client hiring, especially in more senior roles, and a greater percentage of hiring being done in-house contributed to the revenue decline. Gross margin decreased 51 percent from the prior year period and was down 32 percent in constant currency.

In Asia, revenue declined 53 percent from the prior year period and declined 52 percent in constant currency. Declines were seen in each country in Asia, which was affected by a variety of factors including the drop in exports in each of these countries. This caused retrenchment across the region’s client base. Asia’s business is also particularly vulnerable to the current economic climate, given that it is almost entirely a permanent recruitment business.

Asia Pacific adjusted EBITDA in the first quarter was a loss of $0.7 million, compared with positive $5.8 million in the prior year period. This result was driven by an adjusted EBITDA loss in Asia, offset by positive adjusted EBITDA in Australia and New Zealand. Expense reduction initiatives in Australia and New Zealand paid off, offsetting 76 percent of its gross margin decline in the quarter. As Asia accelerated the reduction of its cost base in the beginning of 2009, the region offset 54 percent of its gross margin decline. Asia Pacific incurred $1.9 million of reorganization costs in the first quarter of 2009 and an additional $0.8 million of costs included in discontinued operations, related to closing Japan.

Corporate

Corporate expenses were $4.7 million for the quarter, down $1.2 million from the prior year period on reduced expenses including lower compensation costs.

Guidance

Despite recent signs of increasing stability, visibility remains low. As a result, the company will not provide formal guidance for the second quarter of 2009. The company will comment on current trends and its outlook for the second quarter on its earnings call.

Safe Harbor Statement

This letter contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company’s limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming or non-core assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended March 31, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$44,023	$66,227	$54,740	$—	$164,990

Gross margin	$10,962	$30,622	$20,729	$—	$62,313

Adjusted EBITDA (loss) (1)	$(3,163)	$(1,372)	$(705)	$(4,749)	$(9,989)
Business reorganization and integration expenses	1,623	2,434	1,878	—	5,935

EBITDA (loss) (1)	(4,786)	(3,806)	(2,583)	(4,749)	(15,924)
Depreciation and amortization	1,005	1,805	917	63	3,790

Operating income (loss)	$(5,791)	$(5,611)	$(3,500)	$(4,812)	$(19,714)

For the Three Months Ended March 31, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$83,262	$111,333	$99,437	$—	$294,032

Gross margin	$22,755	$58,532	$42,865	$—	$124,152

Adjusted EBITDA (loss) (1)	$1,227	$5,769	$5,771	$(5,928)	$6,839
Business reorganization and integration expenses (recovery)	1,460	(160)	95	—	1,395

EBITDA (loss) (1)	(233)	5,929	5,676	(5,928)	5,444
Depreciation and amortization	1,173	1,643	956	53	3,825

Operating income (loss)	$(1,406)	$4,286	$4,720	$(5,981)	$1,619

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

Reconciliation For Constant Currency

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition. The table below summarizes the impact of foreign exchange adjustments on our operating results for the three months ended March 31, 2009.

	2009			2008
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$44,023	$111	$44,134	$83,262
Hudson Europe	66,227	18,795	85,022	111,333
Hudson Asia Pacific	54,740	19,469	74,209	99,437

Total	164,990	38,375	203,365	294,032
Direct costs:
Hudson Americas	33,061	15	33,076	60,507
Hudson Europe	35,605	11,420	47,025	52,801
Hudson Asia Pacific	34,011	13,067	47,078	56,572

Total	102,677	24,502	127,179	169,880
Gross margin:
Hudson Americas	10,962	96	11,058	22,755
Hudson Europe	30,622	7,375	37,997	58,532
Hudson Asia Pacific	20,729	6,402	27,131	42,865

Total	$62,313	$13,873	$76,186	$124,152

Selling, general and administrative (1)
Hudson Americas	$15,132	$134	$15,266	$22,701
Hudson Europe	33,795	8,358	42,153	54,406
Hudson Asia Pacific	22,353	6,243	28,596	38,050
Corporate	4,812	3	4,815	5,981

Total	$76,092	$14,738	$90,830	$121,138

(1)	Selling, general and administrative expenses include depreciation and amortization and acquisition related expenses.